Exhibit 99.1

For immediate release

Endeavour names new executive vice president
to lead North American initiatives

Company plans to open office in Denver

Houston, January 20, 2010 – Endeavour International Corporation (NYSE-Amex: END) (LSE: ENDV) announced today that James J. Emme has been named executive vice president – North America to lead the company’s expanding asset base and activities in the United States. Emme will be based in Denver, Colorado where the company will build a technical and commercial team focused on its growing portfolio of domestic resource plays.

“This addition to our executive team of a highly respected professional with an extensive background of success reflects our commitment to an emerging presence in the United States. Jim has vast experience in unconventional hydrocarbon exploration and development,” said William L. Transier, chairman, chief executive officer and president. “Denver is a recognized center for these industry activities and strategic to our effort to build a world-class team to capitalize on recent acquisitions of highly prospective gas shale and frontier resource plays. These initiatives will ensure that we achieve our goals for growth and profitability from this new focus area.”

Emme spent more than 20 years with Anadarko Petroleum Corporation where he served as worldwide vice president of exploration and business development and headed the company’s Canadian operations. He most recently served as senior vice president of exploration for Max Petroleum and was president and chief operating officer for Elk Resources.

In conjunction with the appointment, the company will realign executive responsibilities to ensure the required focus on its three major North Sea appraisal and development programs in the United Kingdom. John Williams, executive vice president of exploration, will continue to focus on exploration, appraisal and sub-surface geosciences in the North Sea. Carl Grenz, executive vice president of operations, will continue to oversee North Sea drilling, development and production operations. Williams and Grenz will continue to be based in the company’s London office.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea and the United States. For more information, visit http://www.endeavourcorp.com.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially. The estimates of recoverable resources per well and completed well costs included herein are based upon other typical results in these shale plays and may not be indicative of actual results.

For further information:

Endeavour – Investor Relations
Mike Kirksey	+44 (0) 207 451 2364 713-307-8788

Canaccord Adams – UK Broker
Jeffrey Auld	+ 44 (0) 207 050 6500
Pelham Public Relations – UK Media
Philip Dennis Henry Lerwill	+44 (0) 207 743 6363 +44 (0) 203 178 6242